                                                                     EXHIBIT (b)


================================================================================
                                  $250,000,000

                         MULTICURRENCY CREDIT AGREEMENT

                           DATED AS OF APRIL 18, 1997

                                     AMONG

                         BRIGGS & STRATTON CORPORATION


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                                   AS AGENT,


                                      AND


                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                                  ARRANGED BY

                          BANCAMERICA SECURITIES, INC.
================================================================================

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I

     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.01    Certain Defined Terms . . . . . . . . . . . . . . . . .   1
     1.02    Other Interpretive Provisions . . . . . . . . . . . . .  18
     1.03    Accounting Principles . . . . . . . . . . . . . . . . .  19
     1.04    Currency Equivalents Generally  . . . . . . . . . . . .  20

ARTICLE II

     THE CREDITS . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     2.01    Amounts and Terms of Commitments. . . . . . . . . . . .  20
     2.02    Loan Accounts . . . . . . . . . . . . . . . . . . . . .  20
     2.03    Procedure for Committed Borrowing . . . . . . . . . . .  21
     2.04    Conversion and Continuation Elections for Committed
              Borrowings . . . . . . . . . . . . . . . . . . . . . .  22
     2.05    Utilization of Commitments in Offshore Currencies . . .  23
     2.06    Bid Borrowings  . . . . . . . . . . . . . . . . . . . .  25
     2.07    Procedure for Bid Borrowings  . . . . . . . . . . . . .  25
     2.08    Voluntary Termination or Reduction of Commitments . . .  28
     2.09    Optional Prepayments. . . . . . . . . . . . . . . . . .  29
     2.10    Currency Exchange Fluctuations  . . . . . . . . . . . .  29
     2.11    Mandatory Prepayments of Loans  . . . . . . . . . . . .  29
     2.12    Repayment . . . . . . . . . . . . . . . . . . . . . . .  30
             (a)     The Revolving Credit  . . . . . . . . . . . . .  30
             (b)     Bid Loans . . . . . . . . . . . . . . . . . . .  30
     2.13    Interest. . . . . . . . . . . . . . . . . . . . . . . .  30
     2.14    Fees. . . . . . . . . . . . . . . . . . . . . . . . . .  31
             (a)     Arrangement, Agency Fees  . . . . . . . . . . .  31
             (b)     Facility Fee  . . . . . . . . . . . . . . . . .  31
     2.15    Computation of Fees and Interest  . . . . . . . . . . .  31
     2.16    Payments by the Company . . . . . . . . . . . . . . . .  31
     2.17    Payments by the Banks to the Agent  . . . . . . . . . .  32
     2.18    Sharing of Payments, Etc. . . . . . . . . . . . . . . .  33

ARTICLE III

     THE LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . .  33
     3.01    The Letter of Credit Subfacility. . . . . . . . . . . .  33
     3.02    Issuance, Amendment and Renewal of Letters of Credit. .  35
     3.03    Risk Participations, Drawings and Reimbursements  . . .  37





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     3.04    Repayment of Participations . . . . . . . . . . . . . .  38
     3.05    Role of the Issuing Bank  . . . . . . . . . . . . . . .  39
     3.06    Obligations Absolute  . . . . . . . . . . . . . . . . .  39
     3.07    Letter of Credit Fees . . . . . . . . . . . . . . . . .  40
     3.08    Uniform Customs and Practice  . . . . . . . . . . . . .  41

ARTICLE IV

     TAXES, YIELD PROTECTION AND ILLEGALITY  . . . . . . . . . . . .  41
     4.01    Taxes . . . . . . . . . . . . . . . . . . . . . . . . .  41
     4.02    Illegality  . . . . . . . . . . . . . . . . . . . . . .  42
     4.03    Increased Costs and Reduction of Return . . . . . . . .  43
     4.04    Funding Losses  . . . . . . . . . . . . . . . . . . . .  43
     4.05    Inability to Determine Rates  . . . . . . . . . . . . .  44
     4.06    Reserves on Offshore Rate Loans . . . . . . . . . . . .  44
     4.07    Certificates of Banks . . . . . . . . . . . . . . . . .  45
     4.08    Substitution of Banks . . . . . . . . . . . . . . . . .  45
     4.09    Survival  . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE V

     CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . .  45
     5.01    Conditions of Initial Credit Extensions . . . . . . . .  45
             (a)     Credit Agreement and Notes  . . . . . . . . . .  45
             (b)     Resolutions; Incumbency . . . . . . . . . . . .  45
             (c)     Organization Documents; Good Standing . . . . .  46
             (d)     Legal Opinions  . . . . . . . . . . . . . . . .  46
             (e)     Payment of Fees . . . . . . . . . . . . . . . .  46
             (f)     Certificate . . . . . . . . . . . . . . . . . .  46
             (g)     Other Documents . . . . . . . . . . . . . . . .  46
     5.02    Conditions to All Credit Extensions . . . . . . . . . .  46
             (a)     Notice of Borrowing or Issuance . . . . . . . .  47
             (b)     Continuation of Representations and
                     Warranties  . . . . . . . . . . . . . . . . . .  47
             (c)     No Existing Default . . . . . . . . . . . . . .  47

ARTICLE VI

     REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .  47
     6.01    Corporate Existence and Power . . . . . . . . . . . . .  47
     6.02    Corporate Authorization; No Contravention . . . . . . .  48
     6.03    Governmental Authorization  . . . . . . . . . . . . . .  48
     6.04    Binding Effect  . . . . . . . . . . . . . . . . . . . .  48
     6.05    Litigation  . . . . . . . . . . . . . . . . . . . . . .  48
     6.06    No Default  . . . . . . . . . . . . . . . . . . . . . .  48
     6.07    ERISA Compliance  . . . . . . . . . . . . . . . . . . .  48





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

     6.08    Use of Proceeds; Margin Regulations . . . . . . . . . .  49
     6.09    Title to Properties . . . . . . . . . . . . . . . . . .  49
     6.10    Taxes . . . . . . . . . . . . . . . . . . . . . . . . .  49
     6.11    Financial Condition . . . . . . . . . . . . . . . . . .  50
     6.12    Environmental Matters . . . . . . . . . . . . . . . . .  50
     6.13    Regulated Entities  . . . . . . . . . . . . . . . . . .  50
     6.14    Copyrights, Patents, Trademarks and Licenses, etc.. . .  50
     6.15    Subsidiaries  . . . . . . . . . . . . . . . . . . . . .  51
     6.16    Insurance . . . . . . . . . . . . . . . . . . . . . . .  51
     6.17    Full Disclosure . . . . . . . . . . . . . . . . . . . .  51

ARTICLE VII

     AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .  51
     7.01    Financial Statements  . . . . . . . . . . . . . . . . .  51
     7.02    Certificates; Other Information . . . . . . . . . . . .  52
     7.03    Notices . . . . . . . . . . . . . . . . . . . . . . . .  52
     7.04    Preservation of Corporate Existence, Etc. . . . . . . .  53
     7.05    Maintenance of Property . . . . . . . . . . . . . . . .  53
     7.06    Insurance . . . . . . . . . . . . . . . . . . . . . . .  54
     7.07    Payment of Obligations  . . . . . . . . . . . . . . . .  54
     7.08    Compliance with Laws  . . . . . . . . . . . . . . . . .  54
     7.09    Compliance with ERISA   . . . . . . . . . . . . . . . .  54
     7.10    Inspection of Property and Books and Records  . . . . .  54
     7.11    Environmental Laws  . . . . . . . . . . . . . . . . . .  55
     7.12    Use of Proceeds   . . . . . . . . . . . . . . . . . . .  55
     7.13    Guarantors  . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE VIII

     NEGATIVE AND FINANCIAL COVENANTS . . . . . . . . . . . . . . . . 55
     8.01    Limitation on Liens  . . . . . . . . . . . . . . . . . . 55
     8.02    Disposition of Assets  . . . . . . . . . . . . . . . . . 57
     8.03    Consolidations and Mergers . . . . . . . . . . . . . . . 58
     8.04    Loans and Investments  . . . . . . . . . . . . . . . . . 58
     8.05    Limitation on Indebtedness . . . . . . . . . . . . . . . 59
     8.06    Transactions with Affiliates . . . . . . . . . . . . . . 60
     8.07    Contingent Obligations . . . . . . . . . . . . . . . . . 60
     8.08    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . 60
     8.09    Change in Business . . . . . . . . . . . . . . . . . . . 60
     8.10    Accounting Changes . . . . . . . . . . . . . . . . . . . 60
     8.11    Financial Covenants  . . . . . . . . . . . . . . . . . . 60
             (a)      Interest Coverage Ratio . . . . . . . . . . . . 60
             (b)      Leverage Ratio  . . . . . . . . . . . . . . . . 61





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ARTICLE IX

     EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . 61
     9.01    Event of Default . . . . . . . . . . . . . . . . . . . . 61
             (a)   Non-Payment  . . . . . . . . . . . . . . . . . . . 61
             (b)   Representation or Warranty . . . . . . . . . . . . 61
             (c)   Specific Defaults. . . . . . . . . . . . . . . . . 61
             (d)   Other Defaults . . . . . . . . . . . . . . . . . . 61
             (e)   Cross-Default  . . . . . . . . . . . . . . . . . . 61
             (f)   Insolvency; Voluntary Proceedings  . . . . . . . . 62
             (g)   Involuntary Proceedings  . . . . . . . . . . . . . 62
             (h)   ERISA  . . . . . . . . . . . . . . . . . . . . . . 62
             (i)   Monetary Judgments . . . . . . . . . . . . . . . . 62
             (j)   Change of Control. . . . . . . . . . . . . . . . . 62
     9.02    Remedies . . . . . . . . . . . . . . . . . . . . . . . . 63
     9.03    Rights Not Exclusive . . . . . . . . . . . . . . . . . . 63

ARTICLE X

     THE AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     10.01   Appointment and Authorization; "Agent" . . . . . . . . . 64
     10.02   Delegation of Duties . . . . . . . . . . . . . . . . . . 64
     10.03   Liability of Agent . . . . . . . . . . . . . . . . . . . 64
     10.04   Reliance by Agent  . . . . . . . . . . . . . . . . . . . 64
     10.05   Notice of Default  . . . . . . . . . . . . . . . . . . . 65
     10.06   Credit Decision  . . . . . . . . . . . . . . . . . . . . 65
     10.07   Indemnification of Agent . . . . . . . . . . . . . . . . 66
     10.08   Agent in Individual Capacity . . . . . . . . . . . . . . 66
     10.09   Successor Agent  . . . . . . . . . . . . . . . . . . . . 66
     10.10   Withholding Tax. . . . . . . . . . . . . . . . . . . . . 67

ARTICLE XI

     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . 68
     11.01   Amendments and Waivers . . . . . . . . . . . . . . . . . 68
     11.02   Notices  . . . . . . . . . . . . . . . . . . . . . . . . 69
     11.03   No Waiver; Cumulative Remedies . . . . . . . . . . . . . 69
     11.04   Costs and Expenses . . . . . . . . . . . . . . . . . . . 70
     11.05   Company Indemnification  . . . . . . . . . . . . . . . . 70
     11.06   Payments Set Aside . . . . . . . . . . . . . . . . . . . 71
     11.07   Successors and Assigns . . . . . . . . . . . . . . . . . 71
     11.08   Assignments, Participations, etc.  . . . . . . . . . . . 71
     11.09   Confidentiality  . . . . . . . . . . . . . . . . . . . . 72





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     11.10   Set-off  . . . . . . . . . . . . . . . . . . . . . . . . 73
     11.11   Notification of Addresses, Lending Offices, Etc. . . . . 73
     11.12   Counterparts . . . . . . . . . . . . . . . . . . . . . . 73
     11.13   Severability . . . . . . . . . . . . . . . . . . . . . . 74
     11.14   No Third Parties Benefited . . . . . . . . . . . . . . . 74
     11.15   Governing Law and Jurisdiction . . . . . . . . . . . . . 74
     11.16   Waiver of Jury Trial . . . . . . . . . . . . . . . . . . 74
     11.17   Judgment . . . . . . . . . . . . . . . . . . . . . . . . 75
     11.18   Entire Agreement . . . . . . . . . . . . . . . . . . . . 75





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

                         MULTICURRENCY CREDIT AGREEMENT


     This MULTICURRENCY CREDIT AGREEMENT is entered into as of April 18, 1997, among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America National Trust and Savings Association, as agent for the Banks.

     WHEREAS, the Banks have agreed to make available to the Company a revolving multicurrency credit facility with a letter of credit subfacility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

     "Absolute Rate" has the meaning specified in subsection 2.07(c).

     "Absolute Rate Auction" means a solicitation of Competitive Bids setting forth Absolute Rates pursuant to Section 2.07.

     "Absolute Rate Bid Loan" means a Bid Loan that bears interest at a rate determined with reference to the Absolute Rate.

     "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

     "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

     "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 10.09.

     "Agent-Related Persons" means, at any time, the Agent at such time, together with its Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Agent's Payment Office" means (a) in respect of payments in Dollars, the address for payments set forth on Schedule 11.02 or such other address as the Agent may from time to time specify in accordance with Section 11.02, and (b) in the case of payments in any Offshore Currency, such address as the Agent may from time to time specify in accordance with Section 11.02.

     "Agreed Alternative Currency" has the meaning specified in subsection 2.05(e).

     "Agreement" means this Multicurrency Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "Agreement Currency" has the meaning specified in Section 11.17.

     "Applicable Currency" means, as to any particular payment, Loan or Letter of Credit, Dollars or the Offshore Currency in which it is denominated or is payable.

     "Applicable Credit Rating" shall mean the rating level assigned by S&P or Moody's , as the case may be, from time to time on the long-term senior debt of the Company which ranks on a parity, as to payment and security, with the Obligations.

     "Applicable Margin" shall mean on any date the applicable percentage set forth below based upon the Level then in existence:

                              With Respect              With Respect
             Level          to Offshore Rate           to the Facility
             -----          Committed Loans                  Fee
                            ---------------         --------------------
              I                  .170%                     .080%
             II                  .200%                     .100%
             III                 .250%                     .125%
             IV                  .300%                     .150%
              V                  .425%                     .200%

Until the earlier of (x) the date upon which each of S&P and Moody's have assigned an Applicable Credit Rating (such date, the "Rating Reset Date") and
(y) the date upon which the Company has completed its repurchase (after the Closing Date) of at least three million shares of its common stock

(such date, the "Repurchase Reset Date"), the Applicable Margin shall be deemed to be Level I. In the event that the Rating Reset Date has not occurred on or prior to the Repurchase Reset Date, the Applicable Margin on and after the Repurchase Reset Date shall be deemed to be Level III; provided, however, that in the event that the Rating Reset Date still has not occurred within 60 days after the Closing Date and the Repurchase Reset Date has occurred, then the Applicable Margin shall be deemed to be Level IV. Notwithstanding the foregoing, the Applicable Margin then in effect shall be adjusted, if necessary,
(i) on the Rating Reset Date, and thereafter shall be adjusted, as applicable from time to time, contemporaneously with any change in the Applicable Credit Rating, and (ii) no reduction in the Applicable Margin shall be effected if a Default or an Event of Default shall have occurred and be continuing on the date when such change would otherwise occur, it being understood that on the third Business Day immediately succeeding the day on which such Default or Event of Default is either waived or cured (assuming no other Default or Event of Default shall be then pending), the Applicable Margin shall be reduced (on a prospective basis) in accordance with the then Applicable Credit Rating.

     "Arranger" means BancAmerica Securities, Inc., a Delaware corporation.

     "Assignee" has the meaning specified in subsection 11.08(a).

     "Assignment and Acceptance" has the meaning specified in subsection
11.08(a).

     "Attorney Costs" means and includes all reasonable out-of-pocket fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and disbursements of internal counsel.

     "Bank" has the meaning specified in the introductory clause hereto.

     "Banking Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago or San Francisco are authorized or required by law to close and (a) with respect to disbursements and payments in Dollars, a day on which dealings are carried on in the applicable offshore Dollar interbank market, and (b) with respect to any disbursements and payments in and calculations pertaining to any Offshore Currency Loan, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.

     "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.).

     "Base Rate" means, for any day, the higher of:

          (a) one-half of one percent (0.50%) per annum above the latest Federal Funds Rate and (b) the rate of interest in effect for such day as publicly announced from time to time by

BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

     Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Committed Loan" means a Loan that bears interest based on the Base Rate.

     "Bid Borrowing" means a Borrowing hereunder consisting of one or more Bid Loans made to the Company on the same day by one or more Banks.

     "Bid Loan" means a Loan by a Bank to the Company under Section 2.06, which may be a LIBOR Bid Loan or an Absolute Rate Bid Loan.

     "Bid Loan Lender" means, in respect of any Bid Loan, the Bank making such Bid Loan to the Company.

     "Bid Loan Note" has the meaning specified in Section 2.02.

     "BofA" means Bank of America National Trust and Savings Association, a national banking association.

     "Borrowing" means a borrowing hereunder consisting of Loans of the same Type and in the same Applicable Currency made to the Company on the same day by the Banks under Article II, and may be a Committed Borrowing or a Bid Borrowing and, other than in the case of Base Rate Committed Loans, having the same Interest Period.

     "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means a Banking Day.

     "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

     "Capital Lease" has the meaning specified in the definition of "Capital Lease Obligations."

     "Capital Lease Obligations" means the principal component of all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease ("Capital Lease").

     "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meanings.

     "Change in Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Company, or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Company's board of directors (together with any new directors whose election by the Company's board of directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reasons other than death or disability to constitute a majority of the directors then in office.

     "Closing Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Banks (or, in the case of subsection 5.01(e), waived by the Person entitled to receive such payment).

     "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder, in each case, as amended from time to time.

     "Commitment", as to each Bank, has the meaning specified in Section 2.01.

     "Committed Borrowing" means a Borrowing hereunder consisting of Committed Loans made on the same day by the Banks ratably according to their respective Pro Rata Shares and, in the case of Offshore Rate Committed Loans, having the same Interest Periods.

     "Committed Loan" means a Loan by a Bank to the Company under Section 2.01, and may be an Offshore Rate Committed Loan or a Base Rate Committed Loan (each, a "Type" of Committed Loan).

     "Committed Loan Note" has the meaning specified in Section 2.02.

     "Competitive Bid" means an offer by a Bank to make a Bid Loan in accordance with subsection 2.07(b).

     "Competitive Bid Request" has the meaning specified in subsection 2.07(a).

     "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

     "Computation Date" has the meaning specified in subsection 2.05(a).

     "Consolidated Interest Expense" means, for any period, the sum of total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the aggregate of the net income of the Company and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis, provided that (i) the net income of any other Person which is not a Subsidiary of the Company shall be included in the Consolidated Net Income of the Company only to the extent of the amount of cash dividends or distributions paid to the Company or to a consolidated Subsidiary of the Company and (ii) the net income of any other Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded from the Consolidated Net Income of the Company. There shall be excluded in computing Consolidated Net Income for the Company the excess (or the deficit), if any, of (i) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock owned by the Company or its Subsidiaries over (ii) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any capital stock owned by the Company or its Subsidiaries.

     "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof; provided that if any Guaranty Obligation (a) is limited to an amount less than the obligations guaranteed or supported the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the amount to which such guaranty is so limited or (b) is limited to recourse against a particular asset or assets of such Person the amount of the corresponding Contingent Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the fair market value of such asset or assets at the date for determination of the amount of the Contingent Obligation. In the case of other Contingent Obligations, such Contingent Obligations shall be equal to the maximum reasonably anticipated liability in respect thereof.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

     "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Committed Loans of one Type to another Type, or (b) continues as Committed Loans of the same Type, but with a new Interest Period, Committed Loans having Interest Periods expiring on such date.

     "Credit Extension" means and includes (a) the making of any Loans hereunder and (b) the Issuance of any Letters of Credit hereunder.

     "Credit Termination Date" means the earlier to occur of:

          (a)    April 18, 2002;

          (b) May 15, 1997, if the Company shall not have satisfied the conditions contained in Section 5.01 on or prior to such date; and

          (c) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

     "Default" means any event or circumstance which, with the giving of notice pursuant to this Agreement, the expiration of any cure period specified herein, or both, would (if not cured or otherwise remedied during such cure period) constitute an Event of Default.

     "Disposition" has the meaning specified in Section 8.02.

     "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date provided for in subsection 2.05(a).

     "Dollars", "dollars" and "$" each mean lawful money of the United States.


     "EBIT" means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) Consolidated Net Income (or loss) for such period plus (b) all amounts treated as expenses for interest to the extent included in the determination of such Consolidated Net Income (or loss), plus (c) all accrued taxes on or measured by income to the extent included in the determination of such Consolidated Net Income (or loss).

     "Effective Amount" means (i) with respect to any Committed Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Committed Borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate Dollar Equivalent amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     "Eligible Assignee" means (a) a commercial bank or financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $200,000,000; (b) a commercial bank or financial institution organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $200,000,000, provided that such bank or financial institution is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

     "Emerging Market Entity" means a Person (other than an individual or a Governmental Authority) formed under the laws of an Emerging Market Territory which is not an Emerging Market Subsidiary.

     "Emerging Market Subsidiary" means a Subsidiary of the Company formed under the laws of an Emerging Market Territory.

     "Emerging Market Territory" means (i) China, the Czech Republic, India, the United Mexican States and Russia and (ii) any other territory requested by the Company to be an Emerging

Market Territory and approved by the Agent (such approval to be promptly communicated to the Banks).

     "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

     "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or
(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization the liability with respect to which has not been satisfied;
(d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

     "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate."

     "Event of Default" means any of the events or circumstances specified in
Section 9.01.

     "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder, in each case, as amended from time to time.

     "Facility Fee" has the meaning specified in subsection 2.14(b).

     "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

     "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

     "Fee Letter" has the meaning specified in subsection 2.14(a).

     "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

     "FX Trading Office" means the Foreign Exchange Trading Center of the Agent, or such other of the Agent's offices as the Agent may designate from time to time.

     "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of (a) in the case of computations pursuant to Section 8.11, the date of this Agreement and (b) in all other cases, the applicable date.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

     "Honor Date" has the meaning specified in subsection 3.03(b).

     "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all principal obligations with respect to Capital Leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. In the event any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness. In addition, the amount of any Indebtedness which is also a Contingent Obligation shall be determined as provided in the definition of "Contingent Obligation."

     "Indemnified Liabilities" has the meaning specified in Section 11.05.

     "Indemnified Person" has the meaning specified in Section 11.05.

     "Independent Auditor" has the meaning specified in subsection 7.01(a).

     "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

     "Interest Coverage Ratio" means the ratio of (a) EBIT to (b) Consolidated Interest Expense.

     "Interest Payment Date" means, as to any Loan other than a Base Rate Committed Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Committed Loan, the last Business Day of each calendar quarter and each date such Base Rate Committed Loan is converted into another Type of Loan, provided, however, that if any Interest Period for an Offshore Rate Loan or an Absolute Rate Bid Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

     "Interest Period" means, (a) as to any Offshore Rate Loan, the period commencing on the Borrowing Date such Loan is disbursed, or (in the case of any Offshore Rate Committed Loan) on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Committed Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing, Notice of Conversion/Continuation or Competitive Bid Request, as the case may be; and (b) as to any Absolute Rate Bid Loan, a period of not less than 7 days and not more than 183 days as selected by the Company in the applicable Competitive Bid Request;

provided that:

          (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

          (ii) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (iii) no Interest Period for any Loan shall extend beyond the Credit Termination Date.

     "Investments" has the meaning specified in Section 8.04.

     "Invitation for Competitive Bids" means a solicitation for Competitive Bids, substantially in the form of Exhibit F.

     "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

     "Issuance Date" has the meaning specified in subsection 3.01(a).

     "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

     "Issuing Bank" means, with respect to any Letter of Credit, BofA or any Bank which at the request of the Company (and the consent of the Agent) agrees, in such Bank's sole discretion, to become an Issuing Bank for purposes of Issuing Letters of Credit pursuant to Article III.

     "Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

     "Judgment Currency" has the meaning specified in Section 11.17.

     "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Pro Rata Share.

     "L/C Amendment Application" means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

     "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

     "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Committed Borrowing of Committed Loans under subsection 3.03(d).

     "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III in an aggregate Dollar Equivalent amount not to exceed on any date $50,000,000, as the same may be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.08; provided that the L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

     "L/C Obligations" means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent amount of all Letters of Credit then outstanding, plus (b) the Dollar Equivalent amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

     "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

     "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 11.02, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

     "Letters of Credit" means any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by the Issuing Bank pursuant to Article III.

     "Level" means, and includes, Level I, Level II, Level III, Level IV and Level V, whichever is in effect at the relevant time; provided, however, that in the event that the Applicable Credit Ratings assigned by S&P and Moody's at any time are in different Levels, and the differential is (x) one Level, then the Level shall be deemed to be the Level of the higher Applicable Credit Rating or
(y) two or more Levels, then the Level shall be deemed be the Level directly below the Level of the higher Applicable Credit Rating.

     "Level I" shall exist at any time the Applicable Credit Rating of S&P is equal to or greater than A- and the Applicable Credit Rating of Moody's is equal to or greater than A3.

     "Level II" shall exist at any time the Applicable Credit Rating of S&P is equal to BBB+ and the Applicable Credit Rating of Moody's is equal to Baa1.

     "Level III" shall exist at any time the Applicable Credit Rating of S&P is equal to BBB and the Applicable Credit Rating of Moody's is equal to Baa2.

     "Level IV" shall exist at any time the Applicable Credit Rating of S&P is equal to BBB- and the Applicable Credit Rating of Moody's is equal to Baa3.

     "Level V" shall exist at any time the Applicable Credit Rating of S&P is less than BBB- and the Applicable Credit Rating of Moody's is less than Baa3.

     "LIBOR" has the meaning specified in the definition of "Offshore Rate."

     "LIBOR Auction" means a solicitation of Competitive Bids setting forth a LIBOR Bid Margin pursuant to Section 2.07.

     "LIBOR Bid Loan" means any Bid Loan that bears interest at a rate based upon LIBOR.

     "LIBOR Bid Margin" has the meaning specified in subsection 2.07(c)(ii)(C).

     "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by, conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but, in any such case, not including the interest of a lessor under an operating lease.

     "Loan" means an extension of credit by a Bank to the Company under Article II, and may be a Committed Loan or a Bid Loan.

     "Loan Documents" means this Agreement, any Notes, the Fee Letter, the L/C-Related Documents and all other documents, agreements or guaranties delivered to the Agent or any Bank by the Company and/or its Subsidiaries in connection herewith.

     "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform its obligations under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any of the Loan Documents.

     "Material Subsidiary" means, at any time, any Subsidiary of the Company the total assets of which constitute 10% or more of the total consolidated assets of the Company and its Subsidiaries, in each case, determined in accordance with GAAP.

     "Minimum Tranche" means, in respect of Loans comprising part of the same Borrowing, or to be converted or continued under Section 2.04, (a) in the case of Base Rate Committed Loans, $5,000,000 or any multiple of $1,000,000 in excess thereof, and (b) in the case of Offshore Rate Committed Loans, the Dollar Equivalent amount of $10,000,000 or any multiple of 1,000,000 units of the Applicable Currency in excess thereof.

     "Moody's" means Moody's Investors Service, Inc., and any successor thereto.

     "Multiemployer Plan" means a "multiemployer plan", within the meaning of
Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

     "Notes" means the Committed Loan Notes and the Bid Loan Notes.

     "Notice of Borrowing" means a notice in substantially the form of Exhibit
A.

     "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

     "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment pursuant to subsection 11.08(a)), absolute or contingent, due or to become due, now existing or hereafter arising.

     "Offshore Currency" means, at any time, German deutsche marks, British pounds sterling and French francs, and any Agreed Alternative Currency.

     "Offshore Currency Loan" means any Offshore Rate Committed Loan denominated in an Offshore Currency.

     "Offshore Currency Loan Sublimit" means, as to all Offshore Currencies in the aggregate, $50,000,000.

     "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Committed Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

     Offshore Rate    =                     LIBOR
                          --------------------------------------------------
                          1.00 - Eurodollar Reserve Percentage

     Where,

          "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

          "LIBOR" means the rate of interest per annum determined by the Agent to be the rate of interest per annum at which deposits, in the Applicable Currency in the approximate amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by the Agent and having a maturity comparable to such Interest Period, would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Banking Days prior to the commencement of such Interest Period rounded upwards to the next 1/16th of 1%.

          The Offshore Rate shall be adjusted automatically as to all Offshore Rate Committed Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Offshore Rate Committed Loan" means any Committed Loan that bears interest based on the Offshore Rate.

     "Offshore Rate Loan" means any LIBOR Bid Loan or any Offshore Rate Committed Loan.

     "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

     "originating Bank" has the meaning specified in subsection 11.08(d).

     "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

     "Overnight Rate" means, for any day, the rate of interest per annum at which overnight deposits in the Applicable Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by BofA's London Branch to major banks in the London or other applicable offshore interbank market.

     "Participant" has the meaning specified in subsection 11.08(d).

     "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

     "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

     "Permitted Liens" has the meaning specified in Section 8.01.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

     "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions (other than a Multiemployer Plan) and includes any Pension Plan.

     "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     "Required Banks" means (a) at any time prior to the Credit Termination Date, Banks then holding at least 51% of the then aggregate unpaid principal amount of the Loans, or, if no Loans are outstanding, Banks then having at least 51% of the aggregate amount of the Commitments and (b) at all other times, Banks then holding at least 51% of the then aggregate unpaid principal amount of the Credit Extensions.

     "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     "Responsible Officer" means the chief executive officer, president or any vice president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill Companies, and any successor thereto.

     "Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be reasonably determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

     "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     "Spot Rate" for a currency means the rate quoted by the Agent as the spot rate for the purchase by the Agent of such currency with another currency through its FX Trading Office at approximately 11:00 a.m. (Chicago time) on the date two Banking Days prior to the date as of which the foreign exchange computation is made.

     "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

     "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds, performance bonds and similar instruments.

     "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

     "Total Capitalization" means, at any time, the sum at such time of (a) the Company's total stockholders' equity plus (b) Total Debt.

     "Total Debt" means, at any time, the sum of the current and long-term indebtedness obligations for money borrowed, drawn and unreimbursed letters of credit, drawn and unreimbursed surety bonds, the amount of mandatory redeemable preferred stock of the Company, Capital Lease Obligations and, without duplication, Contingent Obligations in respect of any of the foregoing, in each case, of the Company and its Subsidiaries on a consolidated basis.

     "Type" has the meaning specified in the definition of "Committed Loan."

     "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     "United States" and "U.S." each means the United States of America.

     "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.2  Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c)      (i)    The term "documents" includes any and all instruments,
documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                   (ii) The term "including" is not limiting and means "including without limitation."

                   (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion".

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, it shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

     1.03 Accounting Principles.

          (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

          (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

     1.04 Currency Equivalents Generally. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

                                   ARTICLE II

                                  THE CREDITS

     2.01 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans on a revolving credit basis to the Company (each such loan, a "Committed Loan") from time to time on any Business Day during the period from the Closing Date to, but not including, the Credit Termination Date, in an aggregate principal Dollar Equivalent amount not to exceed at any time outstanding the amount set forth opposite the Bank's name in Schedule 2.01 under the heading "Commitment" (such amount as the same may be reduced pursuant to Section 2.08 or as a result of one or more assignments pursuant to Section 11.08, the Bank's "Commitment"); provided, however, that, after giving effect to any Committed Borrowing of Committed Loans, the aggregate principal Dollar Equivalent amount of all outstanding Committed Loans, together with the aggregate principal amount of all Bid Loans outstanding and L/C Obligations, shall not exceed the combined Commitments; and provided further, that after giving effect to any Committed Borrowing of Offshore Currency Loans, the aggregate principal Dollar Equivalent amount of all outstanding Offshore Currency Loans shall not exceed the Offshore Currency Loan Sublimit. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay pursuant to
Section 2.09 and reborrow pursuant to this Section 2.01.

     2.02 Loan Accounts. (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be prima facie evidence of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

           (b) Upon the request of any Bank made through the Agent, the Committed Loans made by such Bank may be evidenced by one or more notes in substantially the form of Exhibit I hereto ("Committed Loan Notes") and the Bid Loans made by such Bank may be evidenced by one or more notes in substantially the form of Exhibit J hereto ("Bid Loan Notes"), instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be deemed prima facie correct; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank to pay principal or interest.

     2.03  Procedure for Committed Borrowing.

           (a) Each Committed Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to (i) 10:30 a.m. (Chicago time) four Business Days prior to the requested Borrowing Date, in the case of Offshore Currency Loans; (ii) 11:30 a.m. (Chicago time) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars; and (iii) 10:30 a.m. (Chicago time) on the requested Borrowing Date, in the case of Base Rate Committed Loans, in any such case, specifying:

                    (A) the amount of the Committed Borrowing, which shall be in an aggregate amount not less than the Minimum Tranche;

                    (B) the requested Borrowing Date, which shall be a Business Day;

                    (C)  the Type of Loans comprising the Committed Borrowing;

                    (D) the duration of the Interest Period applicable to any Offshore Rate Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Committed Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month; and

                    (E) in the case of a Committed Borrowing comprised of Offshore Currency Loans, the Applicable Currency;

provided, however, that if so requested by the Agent, all Committed Borrowings during the first 60 days following the Closing Date shall have the same Interest Period and shall be, at the Borrower's option, Base Rate Committed Loans or Offshore Rate Committed Loans in Dollars for Interest Periods no longer than one month.

           (b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Pro Rata Share of the Committed Borrowing. In the case of a Committed Borrowing comprised of Offshore Currency Loans, such notice will provide the approximate amount of each Bank's Pro Rata Share of the Committed Borrowing, and the Agent will, upon the determination of the Dollar Equivalent amount of the Committed Borrowing as specified in the Notice of Borrowing, promptly notify each Bank of the exact Dollar Equivalent amount of such Bank's Pro Rata Share of the Committed Borrowing. The Dollar Equivalent amount of any Borrowing in an Offshore Currency will be determined by the Agent for such Committed Borrowing on the Computation Date therefor in accordance with subsection 2.05(a).

           (c) Each Bank will make the amount of its Pro Rata Share of each Committed Borrowing available to the Agent for the account of the Company at the Agent's Payment Office on the Borrowing Date requested by the Company in Same Day Funds and in the requested currency (i) in the case of a Committed Borrowing comprised of Loans in Dollars, by 12:00 noon (Chicago time) and (ii) in the case of a Committed Borrowing comprised of Offshore Currency Loans, by such time as the Agent may specify. The proceeds of all such Committed Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

           (d) After giving effect to any Committed Borrowing, unless the Agent shall otherwise consent, there may not be more than nine (9) different Interest Periods in effect in the aggregate for all Loans.

     2.04  Conversion and Continuation Elections for Committed Borrowings.

           (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

                 (i) elect, as of any Business Day, in the case of Base Rate Committed Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Committed Loans denominated in Dollars, to convert any such Committed Loans (or any part thereof in an amount not less than the Minimum Tranche) into Committed Loans in Dollars of any other Type; or

                 (ii) elect, as of the last day of the applicable Interest Period, to continue any Committed Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than the Minimum Tranche);

provided, that if at any time the aggregate Dollar Equivalent amount of Offshore Currency Loans in respect of any Committed Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Currency Loans shall automatically convert into Base Rate Committed Loans, and on and after such date the right of the Company to continue such Committed Loans as, and convert such Committed Loans into, Offshore Currency Loans shall terminate.

           (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than (i) 11:30 a.m. (Chicago time) at least three Business Days in advance of the Conversion/Continuation Date, if the Committed Loans are to be converted into or continued as Offshore Rate Committed Loans denominated in Dollars; (ii) 10:30 a.m. (Chicago time) at least four Business Days in advance of the continuation date, if the Committed Loans are to be continued as Offshore Currency Loans; and (iii) 10:30 a.m. (Chicago time) on the Conversion/Continuation Date, if the Committed Loans are to be converted into Base Rate Committed Loans, specifying:

                      (A)  the proposed Conversion/Continuation Date;

                      (B) the aggregate amount of Committed Loans to be converted or continued;

                      (C) the Type of Committed Loans resulting from the proposed conversion or continuation; and

                      (D) other than in the case of conversions into Base Rate Committed Loans, the duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to Offshore Rate Committed Loans in Dollars, the Company has failed to timely select a new Interest Period to be applicable to such Offshore Rate Committed Loans or if any Default or Event of Default then exists, unless, in either case, the Company has elected to and does repay such Committed Loans on or prior to the expiration date of such Interest Period, the Company shall be deemed to have elected to convert such Offshore Rate Committed Loans into Base Rate Committed Loans effective as of the expiration date of such Interest Period. If the Company has failed to select a new Interest Period to be applicable to Offshore Currency Loans prior to the fourth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in subsection 2.04(b), or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to continue such Offshore Currency Loans on the basis of a one month Interest Period.

          (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Committed Loans with respect to which the notice was given held by each Bank.

          (e) Unless the Required Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have
(i) a Committed Loan in Dollars converted into or continued as an Offshore Rate Committed Loan or (ii) an Offshore Currency Loan continued on the basis of an Interest Period exceeding one month.

          (f) After giving effect to any conversion or continuation of Committed Loans, unless the Agent shall otherwise consent, there may not be more than nine (9) different Interest Periods in effect in the aggregate for all Loans.

     2.05 Utilization of Commitments in Offshore Currencies.

          (a) The Agent will determine the Dollar Equivalent amount with respect to any (i) Committed Borrowing comprised of Offshore Currency Loans as of the requested Borrowing Date, (ii) outstanding Offshore Currency Loans and L/C Obligations denominated in a currency other than Dollars as of the last Banking Day of each month and (iii) outstanding Offshore Currency Loans and L/C Obligations denominated in a currency other than Dollars as of any redenomination date pursuant to this Section 2.05 or Section 4.05 (each such date under clauses
(i) through (iii) a "Computation Date").

          (b) In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Banks shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Committed Borrowing if the Agent has received notice from any of the Banks by 5:00 p.m. (Chicago time) four Business Days prior to the day of such Borrowing that such Bank cannot provide Committed Loans in the requested Offshore Currency, in which event the Agent will give notice to the Company no later than 12:00 noon (Chicago time) on the third Business Day prior to the requested date of such Committed Borrowing that the Committed Borrowing in the requested Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Banks. If the Agent shall have so notified the Company that any such Committed Borrowing in a requested Offshore Currency is not then available, the Company may, by notice to the Agent not later than 5:00 p.m. (Chicago time) two Business Days prior to the requested date of such Committed Borrowing, withdraw the Notice of Borrowing relating to such requested Committed Borrowing. If the Company does so withdraw such Notice of Borrowing, the Committed Borrowing requested therein shall not occur and the Agent will promptly so notify each Bank. If the Company does not so withdraw such Notice of Borrowing, the Agent will promptly so notify each Bank and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Committed Borrowing comprised of Base Rate Committed Loans in an aggregate amount equal to the amount of the originally requested Borrowing as expressed in Dollars in the Notice of Borrowing; and in such notice by the Agent to each Bank the Agent will state such aggregate amount of such Committed Borrowing in Dollars and such Bank's Pro Rata Share thereof.

          (c) In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.04, the Banks shall be under no obligation to continue such Offshore Currency Loans if the Agent has received notice from any of the Banks by 5:00 p.m. (Chicago time) four Business Days prior to the day of such continuation that such Bank cannot continue to provide Committed Loans in the relevant Offshore Currency, in which event the Agent will give notice to the Company not later than 12:00 noon (Chicago time) on the third Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in the relevant Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Banks. If the Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Base Rate Committed Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans. The Agent will promptly notify the Company and the Banks of any such redenomination and in such notice by the Agent to each Bank the Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans as of the Computation Date with respect thereto and such Bank's Pro Rata Share thereof.

          (d) Notwithstanding anything herein to the contrary, during the existence of a Default or an Event of Default, upon the request of the Required Banks, all or any part of any outstanding Offshore Currency Loans shall be redenominated and converted into Base Rate Committed Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans. The Agent will promptly notify the Company of any such redenomination and conversion request.

          (e) The Company shall be entitled to request that Committed Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of "Offshore Currency" herein, that in the opinion of the Required Banks is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an "Agreed Alternative Currency"). The Company shall deliver to the Agent any request for designation of an Agreed Alternative Currency in accordance with Section 11.02, to be received by the Agent not later than 12:00 noon (Chicago time) at least 10 Business Days in advance of the date of any Committed Borrowing hereunder proposed to be made in such Agreed Alternative Currency. Upon receipt of any such request the Agent will promptly notify the Banks thereof, and each Bank will use its best efforts to respond to such request within two Business Days of receipt thereof. Each Bank may grant or accept such request in its sole discretion. The Agent will promptly notify the Company of the acceptance or rejection of any such request.

     2.06  Bid Borrowings.  In addition to Committed Borrowings pursuant to
Section 2.03, each Bank severally agrees that the Company may, as set forth in
Section 2.07, from time to time request the Banks prior to the Credit Termination Date to submit offers to make Bid Loans in Dollars to the Company; provided, however, that the Banks may, but shall have no obligation to, submit such offers and the Company may, but shall have no obligation to, accept any such offers; and provided, further, that at no time shall (a) the outstanding aggregate principal amount of all Bid Loans made by all Banks, plus the outstanding aggregate principal Dollar Equivalent amount of all Committed Loans made by all Banks together with L/C Obligations exceed the combined Commitments; or (b) the number of Interest Periods for Bid Loans then outstanding plus the number of Interest Periods for Committed Loans then outstanding exceed nine (9) in the aggregate.

     2.07 Procedure for Bid Borrowings. (a) When the Company wishes to request the Banks to submit offers to make Bid Loans hereunder, it shall transmit to the Agent by telephone call followed promptly by facsimile transmission a notice in substantially the form of Exhibit G (a "Competitive Bid Request") so as to be received no later than 12:00 noon (Chicago time) (x) four Business Days prior to the date of a proposed Bid Borrowing in the case of a LIBOR Auction, or (y) one Business Day prior to the date of a proposed Bid Borrowing in the case of an Absolute Rate Auction, specifying:

           (i)   the date of such Bid Borrowing, which shall be a Business Day;

           (ii) the aggregate amount of such Bid Borrowing, which shall be a minimum amount of $5,000,000 or in multiples of $1,000,000 in excess thereof;

           (iii) whether the Competitive Bids requested are to be for LIBOR Bid Loans or Absolute Rate Bid Loans or both; and

           (iv) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of "Interest Period" herein.

Subject to subsection 2.07(c), the Company may not request Competitive Bids for more than three (3) Interest Periods in a single Competitive Bid Request and may not request Competitive Bids more than once in any period of five (5) Business Days.

          (b) Upon receipt of a Competitive Bid Request, the Agent will promptly send to the Banks by facsimile transmission an Invitation for Competitive Bids, which shall constitute an invitation by the Company to each Bank to submit Competitive Bids offering to make the Bid Loans to which such Competitive Bid Request relates in accordance with this Section 2.07.

          (c) (i) Each Bank may at its discretion submit a Competitive Bid containing an offer or offers to make Bid Loans in response to any Invitation for Competitive Bids. Each Competitive Bid must comply with the requirements of this subsection 2.07(c) and must be submitted to the Agent by facsimile transmission at the Agent's office for notices set forth on the signature pages hereto not later than (1) 8:30 a.m. (Chicago time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (2) 8:30 a.m. (Chicago time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction; provided that Competitive Bids submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Company of the terms of the offer or offers contained therein not later than (A) 8:15 a.m. (Chicago time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (B) 8:15 a.m. (Chicago time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction.

          (ii) Each Competitive Bid shall be in substantially the form of Exhibit H, specifying therein:

                (A)  the proposed date of Borrowing;

                (B) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the quoting Bank, (y) must be $5,000,000 or in multiples of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested;

                (C) in case the Company elects a LIBOR Auction, the margin above or below LIBOR (the "LIBOR Bid Margin") offered for each such Bid Loan, expressed in multiples of 1/1000th of one (1) percent to be added to or subtracted from the applicable LIBOR and the Interest Period applicable thereto;

                (D) in case the Company elects an Absolute Rate Auction, the rate of interest per annum expressed in multiples of 1/1000th of one
          (1) percent (the "Absolute Rate") offered for each such Bid Loan; and

                (E)  the identity of the quoting Bank.

     A Competitive Bid may contain up to three separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bids.

          (iii)  Any Competitive Bid shall be disregarded if it:

                (A) is not substantially in conformity with Exhibit H or does not specify all of the information required by subsection (c)(ii) of this Section;

                (B) contains qualifying, conditional or similar language (except with respect to the aggregate amount of Bid Loans that may be accepted);

                (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bids; or

                (D)  arrives after the time set forth in subsection (c)(i).

          (d) Promptly on receipt and not later than 9:00 a.m. (Chicago time) three Business Days prior to the proposed date of Borrowing in the case of a LIBOR Auction, or 9:00 a.m. (Chicago time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction, the Agent will notify the Company of the terms (i) of any Competitive Bid submitted by a Bank that is in accordance with subsection 2.07(c), and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Bank with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former Competitive Bid and only if received within the times set forth in subsection 2.07(c)(i). The Agent's notice to the Company shall specify (1) the aggregate principal amount of Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Request; and (2) the respective principal amounts and LIBOR Bid Margins or Absolute Rates, as the case may be, so offered. Subject only to the provisions of Sections 4.02, 4.05 and 5.02 hereof and the provisions of this subsection (d), any Competitive Bid shall be irrevocable except with the written consent of the Agent given on the written instructions of the Company.

          (e) Not later than 9:30 a.m. (Chicago time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction, or 9:30 a.m. (Chicago time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction, the Company shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection 2.07(d). The Company shall be under no obligation to accept any offer and may choose to reject all offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided that:

          (i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;

          (ii) the principal amount of each Bid Borrowing must be $5,000,000 or in any multiple of $1,000,000 in excess thereof;

          (iii) acceptance of offers may only be made on the basis of ascending LIBOR Bid Margins or Absolute Rates within each Interest Period, as the case may be; and

          (iv) the Company may not accept any offer that is described in subsection 2.07(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

          (f) If offers are made by two or more Banks with the same LIBOR Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Company among such Banks as nearly as possible (in such multiples, not less than $1,000,000, as the Company may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determination by the Company or the Agent of the amounts of Bid Loans to be allocated among such Banks shall be conclusive in the absence of manifest error.

          (g) (i) The Agent will promptly notify each Bank having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the Bid Borrowing.

          (ii) Each Bank, which has received notice pursuant to subsection 2.07(g)(i) that its Competitive Bid has been accepted, shall make the amounts of such Bid Loans in funds immediately available to the Agent for the account of the Company at the Agent's Payment Office, by 2:00 p.m. (Chicago time) on such date of Bid Borrowing.

          (iii) Promptly following each Bid Borrowing, the Agent shall notify each Bank of the ranges of bids submitted and the highest and lowest Bids accepted for each Interest Period requested by the Company and the aggregate amount borrowed pursuant to such Bid Borrowing.

          (iv) From time to time, the Company and the Banks shall furnish such information to the Agent as the Agent may request relating to the making of Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof, for purposes of the allocation of amounts received from the Company for payment of all amounts owing hereunder.

          (h) If, on or prior to the proposed date of Borrowing, the Commitments have not been terminated and if, on such proposed date of Borrowing all applicable conditions to funding referenced in Sections 4.02, 4.05 and 5.02 hereof are satisfied, the Banks whose offers the Company has accepted will fund each Bid Loan so accepted. Nothing in this Section 2.07 shall be construed as a right of first offer in favor of the Banks or to otherwise limit the ability of the Company to request and accept credit facilities from any Person (including any of the Banks), provided that no Default or Event of Default would otherwise arise or exist as a result of the Company executing, delivering or performing under such credit facilities.

     2.08 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum Dollar Equivalent amount of $5,000,000 or any Dollar Equivalent multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Committed Loans made on the effective date thereof, the then outstanding principal Dollar Equivalent amount of the Committed Loans, together with the aggregate principal amount of all Bid Loans outstanding and L/C Obligations, would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section 2.08, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. All accrued Facility Fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

     2.09 Optional Prepayments. (a) Subject to Section 4.04, the Company may, at any time or from time to time, upon irrevocable notice to the Agent as described below, ratably prepay Committed Loans in whole or in part, in minimum Dollar Equivalent amounts of $5,000,000 or any Dollar Equivalent multiple of $1,000,000 in excess thereof or such other amount necessary to repay any Offshore Currency Loan in full. The Company shall deliver a notice of prepayment in accordance with Section 11.02 to be received by the Agent not later than 10:30 a.m. (Chicago time) (a) at least three Business Days in advance of the prepayment date if the Committed Loans to be prepaid are Offshore Currency Loans, (b) at least two Business Days in advance of the prepayment date if the Committed Loans to be prepaid are Offshore Rate Committed Loans in Dollars, and (iii) on the date of the prepayment date if the Committed Loans to be prepaid are Base Rate Committed Loans. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Committed Loans or Offshore Rate Committed Loans, or any combination thereof, and the Applicable Currency. Such notice shall not thereafter be revocable by the Company and the Agent will promptly notify each Bank thereof and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.

           (b)   Bid Loans may not be voluntarily prepaid.

     2.10 Currency Exchange Fluctuations. Subject to Section 4.04, if on any Computation Date the Agent shall have determined that the aggregate Dollar Equivalent principal amount of all Committed Loans, together with the aggregate principal amount of all Bid Loans outstanding and L/C Obligations, then outstanding exceeds the combined Commitments of the Banks by more than $1,000,000, due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then the Agent shall give notice to the Company that a prepayment is required under this Section 2.10, and the Company agrees thereupon to make prepayments of Committed Loans within one Business Day of such notice such that, after giving effect to such prepayment the aggregate Dollar Equivalent amount of all Committed Loans, Bid Loans and L/C Obligations does not exceed the combined Commitments.

     2.11 Mandatory Prepayments of Loans. Subject to Section 4.04, if on any date the Dollar Equivalent of all Committed Loans then outstanding, together with the aggregate principal amount of all Bid Loans outstanding plus all L/C Obligations, exceeds the aggregate Commitments (other than as a result of currency exchange fluctuations), the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Committed Loans in an amount equal to the lesser of such excess and the amount of the outstanding Committed Loans and, if any excess shall still remain, shall Cash Collateralize the L/C Obligations to the extent of such remaining excess.

     2.12   Repayment.

            (a) The Revolving Credit. The Company shall repay to the Banks on the Credit Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

            (b) Bid Loans. The Company shall repay each Bid Loan on the last day of the relevant Interest Period.

     2.13   Interest.

            (a) Each Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Applicable Margin or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04). Each Bid Loan shall bear interest on the outstanding principal amount thereof from the relevant Borrowing Date at a rate per annum equal to LIBOR plus the LIBOR Bid Margin, or at the Absolute Rate, as the case may be.

            (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Committed Loans under Section 2.09, 2.10 or 2.11 for the portion of the Committed Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall also be paid on demand of the Agent at the request or with the consent of the Required Banks.

            (c) Notwithstanding subsections 2.13(a) and 3.03(d), while any Event of Default exists, for the period commencing after the Company's receipt of notice from the Agent at the request, or with the consent, of the Required Banks or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans and other Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default for the period commencing after the Company's receipt of notice from the Agent at the request, or with the consent, of the Required Banks or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

            (d) Anything herein to the contrary notwithstanding, the Obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

     2.14   Fees.

            (a) Arrangement, Agency Fees. The Company shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee and Bid Loan fee to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") between the Company and the Arranger and Agent dated March 21, 1996.

            (b) Facility Fee. The Company shall pay to the Agent for the account of each Bank a facility fee (the "Facility Fee") in a per annum amount equal to the Applicable Margin for the Facility Fee times the daily average Commitment of such Bank (regardless of usage) from the Closing Date to the Credit Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on June 30, 1997, through the Credit Termination Date, with the final payment to be made on the Credit Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.08, the accrued Facility Fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The Facility Fee provided in this subsection shall accrue until the Credit Termination Date, including at any time during which one or more conditions in Article V are not met.

     2.15   Computation of Fees and Interest.

            (a) All computations of interest for Base Rate Committed Loans, Absolute Rate Bid Loans and fees other than the Facility Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Offshore Rate Loans, LIBOR Bid Loans and the Facility Fee shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from, and including, the first day thereof to, but excluding, the last day thereof.

            (b) Each determination of an interest rate or a Dollar Equivalent amount by the Agent shall be rebuttably presumptive evidence thereof in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate or Dollar Equivalent amount.

     2.16   Payments by the Company.

            (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and, with respect to principal of, interest on, and any other amounts relating to, any Offshore Currency Loan, shall be made in the Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Agent to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 12:00 noon (Chicago time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 12:00 noon (Chicago time), or later than the time specified by the Agent as provided in clause (i) above (in the case of Offshore Currency payments), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

            (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

            (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in Same Day Funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an Offshore Currency, the Overnight Rate, for each day from the date such amount is distributed to such Bank until the date repaid.

     2.17   Payments by the Banks to the Agent.

            (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Committed Borrowing after the Closing Date, at least one Business Day prior to the date of such Committed Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Committed Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in Same Day Funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in Same Day Funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate or, in the case of any Committed Borrowing consisting of Offshore Currency Loans, the Overnight Rate, for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection 2.17(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Committed Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Committed Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Committed Loans comprising such Committed Borrowing.

            (b) The failure of any Bank to make any Committed Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Committed Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Committed Loan to be made by such other Bank on any Borrowing Date.

     2.18 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Committed Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other

Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to
(ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18 and will in each case notify the Banks following any such purchases or repayments.


                                  ARTICLE III

                             THE LETTERS OF CREDIT

     3.01  The Letter of Credit Subfacility.

            (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to, but not including, the Credit Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company; provided that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date"): (A) the Effective Amount of all L/C Obligations plus the Effective Amount of all Committed Loans plus the principal amount of all outstanding Bid Loans exceeds the aggregate Commitments; (B) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective Amount of the Committed Loans of such Bank exceeds such Bank's Commitment or (C) the Effective Amount of all L/C Obligations exceeds the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

            (b) The Issuing Bank shall be under no obligation to Issue any Letter of Credit if:

                  (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the Issuing Bank in good faith deems material to it and for which the Issuing Bank is not compensated hereunder.

          (ii) the Issuing Bank has received written notice from any Bank, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

          (iii) the expiry date of any requested Letter of Credit is (A) more than 360 days after the date of Issuance, unless the Required Banks and the Issuing Bank have approved such expiry date in writing, or (B) after the Credit Termination Date;

          (iv) any requested Letter of Credit is not in a form reasonably acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;

          (v) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person; or

          (vi) such Letter of Credit is in a face amount less than $5,000,000 (or such lesser amount acceptable to the Agent and the Issuing Bank), or to be denominated in a currency other than an Applicable Currency.

     3.02  Issuance, Amendment and Renewal of Letters of Credit.

           (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least three Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile or electronic transmission, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount and Applicable Currency of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may reasonably require.

          (b) If the Agent is not the Issuing Bank, by 12:00 noon (Chicago time) on the Business Day next preceding the requested date of issuance of a Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Agent (i) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(a)(ii) as a result of the limitations set forth in clauses (A), (B) or (C) thereof or subsection 3.01(b)(ii); or (ii) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Bank's usual and customary business practices.

          (c) From time to time while a Letter of Credit is outstanding and prior to the Credit Termination Date, the Issuing Bank will, upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least two Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may reasonably require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

          (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Credit Termination Date, at the option of the Company and upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least two Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it; provided that the Issuing Bank shall not be entitled to authorize such automatic renewal if, at least one Business Day prior to the proposed date of notification of renewal, it shall have received notice from the Agent (i) directing the Issuing Bank not to renew such Letter of Credit because such renewal is not then permitted under subsection 3.01(a)(ii) as a result of the limitations set forth in clauses (A), (B) and (C) thereof or subsection 3.01(b)(ii); or (ii) that one or more conditions specified in Article V are not then satisfied. Each such request for renewal of a Letter of Credit shall be made by facsimile transmission, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (I) the Letter of Credit to be renewed; (II) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (III) the revised expiry date of the Letter of Credit; and

(IV) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to renew, and no Bank shall be obligated to participate in, any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend, and no Bank would be obligated to participate in, such Letter of Credit in its renewed form under the terms of this Agreement; or
(B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be required to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(d) upon the request of the Company but the Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Bank shall nonetheless renew such Letter of Credit, and the Company and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

          (e) The Issuing Bank may, at its election (or as required by the Agent at the direction of the Required Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Credit Termination Date.

          (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit). In addition, unless the Company and the Issuing Bank shall otherwise expressly agree in writing, any purported grant of a Lien (or any requirement to do so) contained in any L/C Related Document shall be ineffective and null and void.

          (g) The Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

          (h) Within five Business Days after the end of each month, the Agent will send to each Bank a statement reflecting the outstanding Letters of Credit as of the end of such month.

    3.03  Risk Participations, Drawings and Reimbursements.

          (a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of
Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each

Bank by an amount equal to the amount of such participation for so long as any related L/C Obligations shall be outstanding.

          (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company and the Agent. Provided that it shall have received such notice, the Company shall reimburse the Issuing Bank prior to 12:00 noon (Chicago time) on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date") in an amount equal to the amount so paid by the Issuing Bank. In the event the Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon (Chicago time) on the Honor Date, the Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Base Rate Committed Loans be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitment and subject to the conditions set forth in Section 5.02 other than any notice requirements.
Any notice given by the Issuing Bank or the Agent pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile transmission); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (c) Each Bank shall upon any notice pursuant to subsection 3.03(b) make available to the Agent for the account of the relevant Issuing Bank an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.03(d)) each be deemed to have made a Committed Loan consisting of a Base Rate Committed Loan to the Company in that amount. If any Bank so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of such amount by no later than 2:00 p.m. (Chicago time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

          (d) With respect to any unreimbursed drawing that is not converted into Committed Loans consisting of Base Rate Committed Loans to the Company in whole or in part as contemplated by subsection 3.03(b), because of the Company's failure to satisfy the conditions set forth in Section 5.02 other than any notice requirements or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Bank's payment to the Issuing Bank pursuant to subsection 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.03.

          (e) Each Bank's obligation in accordance with this Agreement to make the Committed Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or
(iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Committed Loans (but not L/C Advances) under this Section 3.03 is subject to the conditions set forth in Section 5.02.

    3.04  Repayment of Participations.

          (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of the Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section
3.03 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in the same funds as those received by the Agent for the account of the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of the Issuing Bank.

          (b) If the Agent or the Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of the Issuing Bank pursuant to subsection 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

    3.05  Role of the Issuing Bank.

          (a) Each Bank and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or the authority of the Person executing or delivering any such document.

          (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Required Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

          (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (g) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    3.06 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Committed Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C- Related Document under all circumstances, including the following:

          (a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

          (c) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

          (d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

          (e) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

          (f) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

          (g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

     3.07 Letter of Credit Fees.

          (a) The Company shall pay to the Agent for the account of each of the Banks a letter of credit fee, in Dollars, with respect to the Letters of Credit equal to the Applicable Margin for Offshore Rate Committed Loans, per annum, times the average daily maximum Dollar Equivalent amount available to be drawn on the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Credit Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Credit Termination Date (or such later expiration date).

          (b) The Company shall pay to the Issuing Bank a letter of credit fronting fee, in Dollars, for each Letter of Credit Issued by the Issuing Bank equal to one-eighth of one percent (1/8%) of the Dollar Equivalent face amount (or increased face amount, as the case may be) of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable on each date of Issuance of a Letter of Credit.

          (c) The Company shall pay to the Issuing Bank from time to time on demand the Issuing Bank's normal issuance, presentation, amendment negotiation, and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

     3.08 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.


                                   ARTICLE IV
                     TAXES, YIELD PROTECTION AND ILLEGALITY

     4.01  Taxes.

           (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

           (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

                 (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.01), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;


                (ii)  the Company shall make such deductions and withholdings;

                (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

          (c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted.

Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

          (d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

          (e) If the Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section 4.01, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

    4.02  Illegality.

          (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans (including Offshore Rate Loans in any Applicable Currency), then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans (including in respect of any LIBOR Bid Loan as to which the Company has accepted such Bank's, but as to which the Borrowing Date has not arrived) shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist, at which time such Bank shall notify the Agent and the Company and such Bank's obligation to make Offshore Rate Loans shall be reinstated.

          (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Committed Loan, then concurrently with such prepayment, the Company shall (without regard to whether the conditions specified in Section 5.02 have been satisfied) borrow from the affected Bank, in the amount of such repayment, a Base Rate Committed Loan.

          (c) Before giving any notice to the Agent under this Section 4.02, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

     4.03  Increased Costs and Reduction of Return.

           (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in the interpretation of any law or regulation after the date of this Agreement or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date of this Agreement, there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand in compliance with
Section 4.07 (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

           (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, in any such case, after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand in compliance with Section 4.07 of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     4.04 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

           (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

           (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a competitive Bid Request, a Notice of Borrowing or a Notice of Conversion/ Continuation except as set forth in subsection 2.05(b) or (c) ;

           (c) the failure of the Company to make any prepayment of any Committed Loan in accordance with any notice delivered under Section 2.09;

           (d) the prepayment (including pursuant to Section 2.09 or 2.11) or other payment (including after acceleration thereof) of an Offshore Rate Loan or Absolute Rate Bid Loan on a day that is not the last day of the relevant Interest Period; or

           (e) the automatic conversion under Section 2.04 of any Offshore Rate Committed Loan to a Base Rate Committed Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained or from charges relating to any Offshore Currency Loans. For purposes of calculating amounts payable by the Company to the Banks under this Section 4.04 and under subsection 4.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     4.05 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.13(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Required Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Committed Loans instead of Offshore Rate Loans. In the case of any Offshore Currency Loans, the Borrowing or continuation shall be in an aggregate amount equal to the Dollar Equivalent amount of the originally requested Borrowing or continuation in the Offshore Currency, and to that end any outstanding Offshore Currency Loans which are the subject of any continuation shall be redenominated and converted into Base Rate Committed Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.

     4.06 Reserves on Offshore Rate Loans. The Company shall pay to each Bank, in respect of any Offshore Currency Loans, additional costs arising under any applicable regulations of the central bank or other relevant Governmental Authority in the country in which the Offshore Currency of such Offshore Rate Loan circulates on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least

15 days' prior written notice (with a copy to the Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

     4.07 Certificates of Banks. Any Bank or any Bank's participant claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error. Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable by the Company pursuant to Section 4.03, 4.04 or 4.06 with respect to any period commencing more than 180 days before the delivery of the certificate contemplated by this Section 4.07 unless such amounts are claimed as a result of the retroactive effect of any newly enacted or adopted law, rule or regulation and such certificate is delivered within 180 days after such enactment or adoption.

     4.08 Substitution of Banks. Upon the receipt by the Company from any Bank (an "Affected Bank") of a claim for compensation under Section 4.03, the Company may: (i) request the Affected Bank to use commercially reasonable efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Bank's Loans, Commitment and participations in Letters of Credit (a "Replacement Bank"); (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans, Commitment and participations in Letters of Credit; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld), and any such substitution shall in any event be effective upon satisfaction of the conditions set forth in Section 11.08.

     4.09  Survival.  The agreements and obligations of the Company in this
Article IV shall survive the payment of all other Obligations.


                                   ARTICLE V

                              CONDITIONS PRECEDENT

     5.01 Conditions of Initial Credit Extensions. The obligation of each Bank to make its initial Credit Extension hereunder, and to receive through the Agent the initial Competitive Bid Request, is subject to the condition that the Agent shall have received on or before the date of the initial Credit Extension all of the following, in form and substance reasonably satisfactory to the Agent, and in sufficient copies for each Bank, in each case on or before May 15, 1997:

           (a) Credit Agreement and Notes. This Agreement and the Notes executed by each party thereto;

          (b)   Resolutions; Incumbency.

                (i) copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of the Company; and

                (ii) a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents;

          (c) Organization Documents; Good Standing. Each of the following documents:

                (i) the articles or certificate of incorporation and the bylaws of the Company as in effect on the date hereof, certified by the Secretary or Assistant Secretary of the Company as of such date; and

                (ii) a good standing certificate for the Company from the Secretary of State of the State of Wisconsin, its state of incorporation and Kentucky, Missouri, Alabama, Georgia and Michigan, together with bring-down certificates by facsimile from such jurisdictions, dated the date hereof;

          (d) Legal Opinions. An opinion of each of (i) Mayer, Brown & Platt, counsel to the Company, substantially in the form of Exhibit D-1, and (ii) Thomas R. Savage, Esq., general counsel of the Company, substantially in the form of Exhibit D-2, addressed to the Agent and the Banks;

          (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees to the extent then due and payable on the Closing Date;

          (f) Certificate. A certificate signed by a Responsible Officer on behalf of the Company, dated as of the Closing Date, stating that:

                (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

                (ii) no Default or Event of Default exists or would result after giving effect to the initial Credit Extension; and

                (iii) there has occurred since June 30, 1996, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

          (g) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

     5.02 Conditions to All Credit Extensions. The obligation of each Bank to make any Committed Loan to be made by it (including its initial Committed Loan), the obligation of the Issuing Bank to issue, and of each Bank to participate in, any Letter of Credit and the obligation of any Bank to make any Bid Loan as to which the Company has accepted the relevant Competitive Bid (including its initial Bid Loan), are subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

          (a) Notice of Borrowing or Issuance. The Agent shall have received (with, in the case of the initial Committed Loan only, a copy for each Bank) a Notice of Borrowing or in the case of any Issuance of any Letter of Credit, the Agent and the Issuing Bank shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article VI (other than Section 6.11(b)) shall be true and correct on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

          (c) No Existing Default. No Default or Event of Default shall exist or shall result after giving effect to such Borrowing or Issuance.

Each Notice of Borrowing, Notice of Competitive Bid Request and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, that the conditions in subsection 5.02(a), (b) and (c) are satisfied.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Agent and each Bank that:

     6.01  Corporate Existence and Power.  The Company and each of its
Subsidiaries:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

            (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

            (d) is in compliance in all material respect with all Requirements of Law.

     6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document have been duly authorized by all necessary corporate action, and do not and will not:

           (a) contravene the terms of any of the Company's Organization Documents;

           (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company or any of its Subsidiaries is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or any of its Subsidiaries or its property is subject; or

           (c) violate any Requirement of Law applicable to the Company or any of its Subsidiaries.

     6.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or material notice to, or material filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of the Agreement or any other Loan Document.

     6.04 Binding Effect. This Agreement and each other Loan Document constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     6.05 Litigation. To the best of the Company's knowledge, no litigation (including, without limitation, derivative actions), arbitration proceedings or governmental or regulatory proceedings are pending or threatened against the Company or any of its Subsidiaries that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, except as set forth in
Schedule 6.05. Other than any liability incident to such litigation or proceedings, the Company does not have any material contingent liabilities not provided for or disclosed in the financial statements referred to in Section 6.11(a).

     6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.01(e).

     6.07  ERISA Compliance.  Except as specifically disclosed in Schedule 6.07:

           (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except where the failure to do so or to so comply could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of the Company, nothing has occurred which would cause the loss of
such qualification.   The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the Code has been made with respect to any Plan.

           (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

           (c) (1) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under
Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     6.09 Title to Properties. The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     6.11   Financial Condition.

            (a) The audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended June 30, 1996 and the unaudited consolidated financial statements of the Company and its Subsidiaries for the six month period ended December 29, 1996, and in each case the related consolidated statements of income or operations, shareholders' equity and cash flows for the period ended on that date:

                  (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject to ordinary, good faith year end audit adjustments);

                  (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                  (iii) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

            (b)   Since June 30, 1996, there has been no Material Adverse
Effect.

     6.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     6.14 Copyrights, Patents, Trademarks and Licenses, etc. The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.14, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     6.15 Subsidiaries. As of the date of this Agreement, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule
6.15. The Company has no Material Subsidiaries other than those specifically disclosed in part (b) of Schedule 6.15 or as disclosed pursuant to subsection 7.02(d) (including their jurisdictions of incorporation). As of the date of this Agreement, the Company has no equity investments in any other corporation or entity other than those specifically disclosed in part (c) of Schedule 6.15.

     6.16 Insurance. The properties of the Company and its Subsidiaries are insured as required by Section 7.06.

     6.17 Full Disclosure. None of the representations or warranties made by the Company in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid, unless the Required Banks waive compliance in writing:

     7.01 Financial Statements. The Company shall deliver to the Agent and each Bank:

           (a) as soon as available, but not later than 100 days after the end of each fiscal year (commencing with fiscal year ending June 29, 1997), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen LLP or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a consistent basis. Such opinion shall not be qualified or limited, in either case, because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records; and

           (b) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 30, 1997), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments and the absence of notes thereto), the financial position and the results of operations of the Company and the Subsidiaries.

     7.02 Certificates; Other Information. The Company shall furnish to the Agent and each Bank:

           (a) concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default with respect to Sections 8.01, 8.02, 8.03, 8.04, 8.05, 8.07, 8.10, and 8.11, except as specified in such certificate;

           (b) concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

           (c) promptly, but not later than five days after the date of filing with the SEC, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10-K, 10-Q (in each case excluding exhibits and schedules thereto unless requested by the Agent or a Bank) and 8-K) that the Company or any Subsidiary may make to, or file with, the SEC;

           (d) promptly after the creation or acquisition of any Material Subsidiary, the name of such Material Subsidiary, a description of its business, its net worth and the value of its assets; and

           (e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Agent, at the request of any Bank, may from time to time request.

     7.03  Notices.  The Company shall promptly notify the Agent:

           (a) upon any Responsible Officer becoming aware of the occurrence of any Default or Event of Default;

           (b) of any matter that has resulted, or may, in the judgment of the Company, reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

           (c) upon any Responsible Officer becoming aware of the occurrence of any ERISA Event (but in no event more than 10 days after such ERISA Event), and deliver to the Agent and each Bank a copy of any notice with respect to such ERISA Event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such ERISA Event;

           (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries; and

           (e) promptly after the president, chief financial officer, chief executive officer, treasurer or general counsel of the Company obtains knowledge thereof, notice of any change in the Applicable Credit Rating assigned by S&P or Moody's.

           Each notice under this Section 7.03 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe the provisions of this Agreement or other Loan Document that have been breached or violated.

     7.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Material Subsidiary to:

           (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation except as otherwise permitted by this Agreement;

           (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02 and except for any of the foregoing the expiration or termination of which could not reasonably be expected to have a Material Adverse Effect;

           (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

           (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     7.05 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its material property which is used in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve could not reasonably be expected to have a Material Adverse Effect.

     7.06 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Subsidiaries may self-insure against such risks and in such amounts as is usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and its Subsidiaries operate.

     7.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

           (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

           (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

           (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     7.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to so comply could not reasonably be expected to cause a Material Adverse Effect.

     7.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     7.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP, or applicable accounting procedures related to foreign Material Subsidiaries, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent and representatives of any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and, in the presence of the Company if the Company shall so request, independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

     7.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except where the failure to do so or to so comply could not reasonably be expected to have a Material Adverse Effect.

     7.12 Use of Proceeds. The Company shall use the proceeds of the Loans for general corporate purposes including the repurchase of the Company's common stock and for commercial paper back-up, but in any event not (a) in contravention of any Requirement of Law or (b) (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any other transaction that is subject to Section 13 or 14 of the Exchange Act.

     7.13 Guarantors. In the event any Person shall hereafter become a U.S. domestic Material Subsidiary, the Company shall promptly cause such Material Subsidiary to execute and deliver to the Agent (on behalf of the Banks) a guaranty of the Obligations of the Company substantially in form of Exhibit K and otherwise in form and substance satisfactory to the Agent.

                                  ARTICLE VIII

                        NEGATIVE AND FINANCIAL COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid, unless the Required Banks waive compliance in writing:

     8.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

           (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date;

           (b)   any Lien created under any Loan Document;

           (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07; provided that no notice of lien has been filed or recorded under the Code;

           (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent for more than 90 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

           (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

           (f)   Liens on the property of the Company or any Subsidiary securing
     (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

           (g) Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default and in the aggregate do not exceed $10,000,000;

           (h) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

           (i) Liens on assets of corporations which become Subsidiaries after the date of this Agreement; provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof;

           (j) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

           (k) Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit are issued;

           (l) any extension, renewal or substitution of or for any of the foregoing Liens; provided that (i) the Indebtedness or other obligation or liability secured by the applicable Lien shall not exceed the Indebtedness or other obligation or liability existing immediately prior to such extension, renewal or substitution and (ii) the Lien securing such Indebtedness or other obligation or liability shall be limited to the property which, immediately prior to such extension, renewal or substitution, secured such Indebtedness or other obligation or liability;

           (m) other Liens (other than pursuant to subsection 8.01(n)) securing Indebtedness or other obligations not at any time exceeding an amount equal to $20,000,000; and


           (n) Liens on assets of an Emerging Market Subsidiary securing Indebtedness incurred by such Emerging Market Subsidiary.

     8.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (collectively, a "Disposition") (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

           (a) Dispositions of inventory, or used, worn-out, obsolete or surplus equipment and other assets, all in the ordinary course of business;

           (b) Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

           (c) Dispositions of assets received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

           (d) Dispositions of assets between and among the Company and its Wholly-Owned Subsidiaries and the Disposition of assets from any other Subsidiary to the Company or a Wholly-Owned Subsidiary of the Company; provided that (i) at the time of any such Disposition, no Default or Event of Default shall exist or shall result after giving effect to such Disposition and (ii) the aggregate Dollar value of the assets subject to a Disposition from the Company to a Wholly-Owned Subsidiary shall not exceed (when aggregated with all Dispositions effected pursuant to subsection 8.02(e)) in any fiscal year 10% of the total consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP, as of the beginning of such fiscal year; and

           (e) Dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any such Disposition, no Default or Event of Default shall exist or shall result after giving effect to such Disposition and (ii) the aggregate sales price of all assets so sold by the Company and its Subsidiaries, together, shall not exceed (when aggregated with all Dispositions effected pursuant to subsection 8.02(d)) in any fiscal year 10% of the total consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP, as of the beginning of such fiscal year.

     8.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge with or consolidate into any Person, except:

           (a) the Company or any Subsidiary may merge with or consolidate into any Person, provided that (i) at the time of such merger or consolidation, no Default or Event of Default shall exist or result after giving effect to the consummation of such merger or consolidation and (ii) the Company or such Subsidiary shall be the continuing or surviving corporation;

           (b) any Subsidiary may merge with or consolidate into the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

           (c) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary or as otherwise permitted by Section 8.02.

Any Disposition of assets which would be permitted by Section 8.02 may also be accomplished via a merger or consolidation of a Subsidiary and such merger or consolidation shall be permitted pursuant to this Section 8.03.

     8.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person (other than the Company), or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person (other than the Company) including any Affiliate of the Company (together, "Investments"), except for:

           (a) Investments held by the Company or its Subsidiary in the form of cash equivalents or short term marketable securities;

           (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

           (c) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries or by any of its Subsidiaries to the Company or one of its Wholly-Owned Subsidiaries, provided, however, that the aggregate amount of such credit extended by the Company to Wholly-Owned Subsidiaries that are Emerging Market Subsidiaries shall not exceed (determined without regard to any write-downs or write-offs thereof and when aggregated with all Investments effected pursuant to subsection 8.04(j), all Indebtedness incurred pursuant to subsection 8.05(g) and all Contingent Obligations incurred pursuant to subsection 8.07(e)(y)) (x) at any time prior to April 18, 1998, $60,000,000 and (y) at any time thereafter, $100,000,000;

           (d) advances to employees for moving, relocation and travel expenses, drawing accounts and similar expenditures and loans to employees in the ordinary course of business;

           (e) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, suppliers and customers arising in the ordinary course of business;

           (f) Investments of the Company and its Subsidiaries in existence as of the Closing Date and set forth on Schedule 8.04;

           (g)   any extension or renewal of any of the foregoing;

           (h) Investments incurred in order to consummate an Acquisition of any Person principally engaged in a business substantially similar to the business of the Company taken as a whole and reasonable extensions thereof; provided that (i) such Acquisition is undertaken in accordance with all applicable Requirements of Law, (ii) the prior, effective written consent or approval to such Acquisition by the board of directors or equivalent governing body of the Person being acquired is obtained; and (iii) no Default or Event of Default shall have occurred or be continuing both before and after giving effect to such Acquisition;

           (i) other Investments (other than pursuant to subsection 8.04(j)) made in any fiscal year not exceeding in the aggregate in such fiscal year an amount equal to 5% of the total consolidated assets of the Company and its Subsidiaries, determined in accordance with GAAP, as of the beginning of such fiscal year; and

           (j) Investments (other than pursuant to subsection 8.04(c)) made by the Company or a Wholly-Owned Subsidiary in an Emerging Market Entity not to exceed (when aggregated with all extensions of credit to Wholly-Owned Subsidiaries that are Emerging Market Subsidiaries pursuant to subsection 8.04(c), all Indebtedness incurred pursuant to subsection 8.05(g) and all Contingent Obligations incurred pursuant to subsection 8.07(e)(y)) (x) at any time on or prior to April 18, 1998, $60,000,000 and (y) at any time thereafter, $100,000,000.

     8.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness except:

           (a)   Indebtedness incurred pursuant to this Agreement;

           (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.07;

           (c)   Indebtedness existing on the Closing Date and set forth in
     Schedule 8.05;

           (d)   Indebtedness constituting an Investment permitted pursuant to
     Section 8.04;

           (e)   Indebtedness secured by Liens permitted under subsection
     8.01(m);

           (f) other Indebtedness (other than pursuant to subsection 8.05(g)) of the Company and its Subsidiaries so long as (x) no Default or Event of Default shall have occurred or be continuing both before and after giving effect to the incurrence of any such Indebtedness and (y) not more than $20,000,000 of such other Indebtedness outstanding at any time shall be Indebtedness of the Subsidiaries of the Company; and

           (g) Indebtedness of Emerging Market Subsidiaries to a Person other than the Company so long as (x) no Default or Event of Default shall have occurred or be continuing both before and after giving effect to the incurrence of any such Indebtedness and (y) the aggregate amount of all such Indebtedness shall not exceed (when aggregated with all extensions of credit to Wholly-Owned Subsidiaries that are Emerging Market Subsidiaries pursuant to subsection 8.04(c), all Investments effected pursuant to subsection 8.04(j) and all Contingent Obligations incurred pursuant to subsection 8.07(e)(y)) (x) at any time on or prior to April 18, 1998, $60,000,000 and (y) at any time thereafter, $100,000,000.

     8.06 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

     8.07 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

           (a) endorsements for collection or deposit in the ordinary course of business;

           (b) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.07;

           (c) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business;

           (d) in addition to other Contingent Obligations permitted hereunder, Contingent Obligations which do not exceed $20,000,000 in the aggregate at any one time outstanding; and

           (e) Guaranty Obligations of the Company with respect to (x) any Indebtedness of its Subsidiaries permitted pursuant to subsections 8.05(f) and (g), and (y) (i) any financial obligations of any Wholly-Owned Subsidiary with respect to its Investment in an Emerging Market Entity and
     (ii) any Indebtedness of an Emerging Market Entity, provided, however, that the aggregate amount of Contingent Obligations pursuant to this clause (y) shall not exceed (when aggregated with all extensions of credit to Wholly-Owned Subsidiaries that are Emerging Market Subsidiaries pursuant to subsection 8.04(c), all Investments effected pursuant to subsection 8.04(j) and all Indebtedness incurred pursuant to subsection 8.05(g)) (I) at any time on or prior to April 18, 1998, $60,000,000 and (II) at any time thereafter, $100,000,000.

     8.08 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the

Company in an aggregate amount in excess of $10,000,000; or (b) engage in a transaction that could be reasonably expected to be subject to Section 4069 or 4212(c) of ERISA.

     8.09 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof taken as a whole, or reasonable extensions thereof.

     8.10 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as permitted by GAAP or SEC reporting requirements, or change the fiscal year of the Company or of any Subsidiary.

     8.11  Financial Covenants.

           (a) Interest Coverage Ratio. For the period of four consecutive fiscal quarters ending on the last day of each fiscal quarter, the Company shall not permit the Interest Coverage Ratio to be less than 2.5:1.0.

           (b) Leverage Ratio. The Company shall not at any time permit the ratio of (i) Total Debt to (ii) Total Capitalization to be greater than (x) at any time on or prior to the second anniversary of the date of this Agreement, 65%, and (y) thereafter, 60% at any time.

                                   ARTICLE IX

                               EVENTS OF DEFAULT

     9.01 Event of Default. Any of the following shall constitute an "Event of Default":

           (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

           (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

           (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement (i) contained in Section 8.01, 8.04 or 8.07 and such failure continues unremedied for five Business Days or (ii) contained in subsection 7.03(a), Section 7.12 or in any other provision of Article VIII not referred to above in clause (i); or

           (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

           (e) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (x) at any time prior to the date upon which the Indebtedness referred to in item 1 of Schedule 8.05 is indefeasibly paid in full, $10,000,000 and (y) thereafter, $20,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation referred to in the preceding clause (i), and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or Contingent Obligation or beneficiary or beneficiaries of such Indebtedness or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

           (f) Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

           (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

           (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $30,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

           (i) Monetary Judgments. One or more final judgments, final orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more (determined after allowance for the application of any insurance proceeds to such judgment or order), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

           (j)   Change of Control.  There occurs any Change of Control; or

           (k) Guarantor Defaults. Any guarantor of the Obligations fails in any material respect to perform or observe any term, covenant or agreement in any guaranty of the obligations; or any guaranty of the Obligations is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any guarantor of the Obligations or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsection (f) or (g) of this Section occurs with respect to any guarantor of the Obligations.


     9.02 Remedies. If any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Banks,

           (a) declare the commitment of each Bank to make Committed Loans and to issue and participate in Letters of Credit and the obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligations shall be terminated;

           (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

           (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law including, without limitation, the right to stop accepting competitive Bid Requests;

provided, however, that upon the occurrence and during the continuance of any Event of Default specified in subsection (f) or (g) of Section 9.01 with respect to the Company, the obligation of each Bank to make Loans and the obligation of any Issuing Bank to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank. In addition, following the occurrence and during the continuance of an Event of Default, so long as any Letter of Credit has not been fully drawn and has not been canceled or expired by its terms, upon demand by the Agent or the request of the Required Banks (or automatically upon the occurrence of any Event of Default specified in subsection (f) or (g) of Section 9.01), the Company shall Cash Collateralize the dollar amount of the aggregate undrawn amount of all Letters of Credit and any fees in connection with drawings thereon. Such funds shall be promptly applied by the Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Letters of Credit. Such funds, if any, remaining following the payment of all Obligations in full in cash and the termination or cancellation of all Letters of Credit or the earlier termination of all Events of Default shall, unless the Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Company.

     9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                   ARTICLE X

                                   THE AGENT

     10.01 Appointment and Authorization; "Agent". Each Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     10.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

     10.04   Reliance by Agent.

             (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

             (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

     10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article IX; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

     10.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     10.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 10.07 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     10.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

     10.09 Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company (such approval not to be unreasonably withheld). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

     10.10   Withholding Tax.

             (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent and the Company, to deliver to the Agent and the Company:

                  (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                  (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with the conduct of a United States trade or business by such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

                  (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

             Such Bank agrees to promptly notify the Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

             (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent and the Company of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent and the Company will treat such Bank's IRS Form 1001 as no longer valid.

             (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

             (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent or the Company may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section 10.10 are not delivered to the Agent or the Company, then the Agent or the Company may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

             (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent or the Company did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent or the Company of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent and the Company fully for all amounts paid, directly or indirectly, by the Agent or the Company as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent or the Company under this Section 10.10, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.


                                   ARTICLE XI

                                 MISCELLANEOUS

     11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:

             (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 9.02);

             (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest (other than default interest), fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

             (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

             (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

             (e) amend this Section 11.01, or Section 2.16, or any provision herein providing for consent or other action by all Banks;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

    11.02   Notices.

            (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and
(ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or X to the Agent shall not be effective until actually received by the Agent.

            (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

    11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    11.04   Costs and Expenses.  The Company shall:

            (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Agent promptly after demand for all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with the development, preparation, delivery, administration and execution of this Agreement and the other Loan Documents, and the syndication, sale and/or assignment by BofA and the Arranger of the Loans, Commitments and interests of BofA (and its affiliates) hereunder (which the Company acknowledges and agrees will continue after the Closing

Date) together with any amendment, supplement, waiver or modification to (in each case, whether or not consummated) this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, reasonable Attorney Costs incurred by the Agent with respect thereto; and

            (b) pay or reimburse the Agent, the Arranger and each Bank promptly after demand for all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs) incurred by them in connection with the exercise, enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of any Default or Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

    11.05 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any Loan Document, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, or related to any Offshore Currency transactions entered into in connection herewith, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 11.05 shall survive payment of all other Obligations.

    11.06 Payments Set Aside. To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

    11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

    11.08   Assignments, Participations, etc.

            (a) Any Bank may, with the written consent of the Company (which consent shall not be unreasonably withheld) at all times other than during the existence of an Event of Default, the Agent and the Issuing Bank, if applicable, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company, the Agent or the Issuing Bank, if applicable, shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500.

            (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

            (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 11.08(a)), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto. The Agent shall not deliver any new Notes executed by the Company unless the Agent shall have received the old Notes to be replaced or customary indemnification in favor of the Agent and the Company with respect to lost or destroyed notes. Such old Notes shall be promptly returned to the Company.

            (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 as though it were also a Bank hereunder. Notwithstanding the immediately preceding sentence, all amounts payable by the Company under this Agreement and each other Loan Document shall be determined as if no such participation had been sold.

            (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law. Notwithstanding any such pledge, such Bank shall remain liable to the Company and the Issuing Bank as if such pledge had not been made.

            (f) Notwithstanding anything in this Section 11.09 neither BofA nor the Arranger will begin contacting prospective Banks about a potential assignment of their rights hereunder until the earlier of (i) April 20, 1997 or
(ii) the Company's public disclosure of its contemplated recapitalization.

     11.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (b) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document;
(vi) to such Bank's independent auditors and other professional advisors; (vii) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (viii) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (ix) to its Affiliates, provided that such Affiliate uses such information only in connection with this Agreement and agrees in writing to keep such information confidential.

     11.10 Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.11 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

     11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     11.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     11.15   Governing Law and Jurisdiction.

             (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

             (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

             11.16 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 11.16 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,

SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     11.17 Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

     11.18 Entire Agreement. This Agreement, together with the other Loan Documents and embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Chicago, Illinois by their proper and duly authorized officers as of the day and year first above written.

                         BRIGGS & STRATTON CORPORATION

                         By:___________________________

                         Name:_________________________

                         Title:________________________


                         BANK OF AMERICA NATIONAL TRUST AND
                           SAVINGS ASSOCIATION, as Agent

                         By:___________________________

                         Name:_________________________

                         Title:________________________


                         BANK OF AMERICA ILLINOIS, as Issuing Bank

                         By:___________________________

                         Name:_________________________

                         Title:________________________


                         BANK OF AMERICA ILLINOIS, as a Bank

                         By:___________________________

                         Name:_________________________

                         Title:________________________